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                                                                      EXHIBIT 3

                                                                     Item 77.Q3

         (a)(i) Evaluation of disclosure controls and procedures. The registrant's principal executive officer and principal financial officer, after evaluating the effectiveness of the registrant's "disclosure controls and procedures" (as defined in the Investment Company Act of 1940 Rule 30-a-2(c)) as of a date (the "Evaluation Date") within 90 days of the filing date of this report on Form N-SAR, have concluded that, as of the Evaluation Date, the registrant's disclosure controls and procedures were adequate and designed to ensure that the information required to be disclosed in the reports filed or submitted by the registrant under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the requisite time periods.

         (a)(ii) Changes in internal controls. There have been no significant changes in the registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of the Evaluation Date.

         (a)(iii) Certifications. See Exhibits 4 and 5 attached to this report.